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                       HARTFORD LIFE INSURANCE COMPANY
                         (A STOCK INSURANCE COMPANY)

               HARTFORD PLAZA, HARTFORD, CONNECTICUT 06115

                          GROUP ANNUITY CONTRACT
                          INDIVIDUALLY ALLOCATED

           CONTRACTHOLDER

  CONTRACT EFFECTIVE DATE

        PLACE OF DELIVERY

          CONTRACT NUMBER

THIS CONTRACT IS ISSUED IN CONSIDERATION OF THE APPLICATION OF THE CONTRACTHOLDER, A COPY OF WHICH IS ATTACHED TO AND MADE A PART OF THIS CONTRACT AND THE PAYMENT OF CONTRIBUTIONS IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE CONTRACT.

THIS CONTRACT IS SUBJECT TO THE LAWS OF THE JURISDICTION WHERE IT IS
DELIVERED.

THE CONDITIONS AND PROVISIONS OF THIS AND THE FOLLOWING PAGES ARE PART OF THE CONTRACT.

THIS CONTRACT MAKES PROVISION FOR THE ACCUMULATION OF CONTRACT VALUES IN THE GENERAL ACCOUNT OF THE INSURANCE COMPANY TO PROVIDE FIXED ANNUITY
ACCUMULATIONS AND BENEFITS AND IN A SEPARATE ACCOUNT OF THE INSURANCE COMPANY TO PROVIDE VARIABLE ANNUITY ACCUMULATIONS AND BENEFITS. ACTUAL ANNUITY PAYOUT COMMENCING ON THE ANNUITY COMMENCEMENT DATE MAY BE ON A VARIABLE BASIS (SEPARATE ACCOUNT) AND/OR ON A FIXED BASIS (GENERAL ACCOUNT).

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. DETAILS OF THE VARIABLE PROVISIONS ARE DESCRIBED HEREIN.

                INDIVIDUAL ALLOCATIONS - NONPARTICIPATING

SIGNED FOR THE HARTFORD

          /s/ LON A. SMITH                        /s/ B. GARDNER

           Lon A. Smith, President                B. Gardner, Secretary

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                          TABLE OF CONTENTS

SECTION                                                  STARTING ON PAGE
-------                                                  ----------------

   1        Definitions                                           2

   2        Contribution Provisions                               5

   3        Allocation of Contributions                           9

   4        Investment of Contributions                           11

   5        Payment of Benefits                                   14

   6        Distribution Value and Limitation
            on Transfers and Distributions                        19

   7        Minimum Required Distributions                        20

   8        Death Benefits                                        23

   9        Settlement Options                                    25

   10       Charges Against the Contract                          31

   11       Loans                                                 35

   12       General Provisions                                    38

   13       Suspension and Termination Provisions                 42


Following Last Section:

Annuity Purchase Rate Table A
Annuity Purchase Rate Table B

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                                 SECTION 1
                                DEFINITIONS

1.1 ACCUMULATION PERIOD - The period under this Contract prior to the Annuity Commencement Date.

1.2 ANNUITY COMMENCEMENT DATE - The date on which annuity payments are scheduled to begin as described under Sections 5 and 9 of this Contract.

1.3 ANNUITY PERIOD - The period in the Contract, following the Accumulation Period, during which actual annuity payments are made.

1.4 BENEFICIARY - The person(s) designated to receive Participant Individual Account values in the event of the Participant's death.

1.5   CODE - The Internal Revenue Code of 1986 and any amendments thereto.

1.6 CONTRACT - The Contract is group annuity Contract GA - < issued by the Insurance Company.

1.7   CONTRACTHOLDER - The Contractholder is < .

1.8 CONTRACT YEAR - A period of 12 months commencing with the effective date of this contract or with any contract anniversary.

1.9 DATE OF COVERAGE - the date on which the application on behalf of an Eligible Employee is received in good order by the Insurance Company.

1.10 ELECTIVE DEFERRAL - With respect to any taxable year of a Participant, the Elective Deferral is the sum of all employer contributions made on behalf of such Participant pursuant to an election to defer under
      (1) any qualified cash or deferred arrangements as described in section 401(k) of the Code, (2) any simplified employee pension cash or deferred arrangement as described in section 402(h)(1)(B) of the Code, (3) any eligible deferred compensation plan under section 457 of the Code,
      (4) any plan as described under section 501(c)(18) of the Code, and
      (5) an annuity contract satisfying section 403(b) of the Code.


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1.11  ELIGIBLE EMPLOYEE - Any employee who is employed by the Employer.
      Notwithstanding the foregoing, an Eligible Employee does not include an employee who is customarily employed on a part-time, temporary, or irregular basis for less than 20 hours per week. An Eligible Employee also does not include a person whose employment is incidental to his or her education program.

1.12  EMPLOYER - The term Employer means < .

1.13 FUND - The Funds described on the Contract Specification page which are included in the Separate Account and such other Funds as may be added to the Separate Account as they become available.

1.14 GENERAL ACCOUNT - That portion of the Contract invested in the general account of the Insurance Company.

1.15 HOME OFFICE - The term Home Office refers to the mailing address of the Insurance Company which is P.O. Box 2999, Hartford, Connecticut 06104-2999.

1.16 INSURANCE COMPANY - The Insurance Company is Hartford Life Insurance Company, a legal reserve life insurance company incorporated in Connecticut.

1.17 PARTICIPANT - Any Eligible Employee or former Eligible Employee who elects to participate in this contract or formerly participated in this Contract, and who currently has an Individual Account maintained on his or her behalf under the Contract.

1.18 PARTICIPANT'S CONTRACT YEAR - A period of twelve (12) months commencing with the Date of Coverage of a Participant and each successive twelve
      (12) month period thereafter.

1.19 PARTICIPANT'S INDIVIDUAL ACCOUNT - An account to which the General Account values and the Separate Account Accumulation Units held by the Contract Owner on behalf of a Participant are allocated.

1.20 PREMIUM TAX - The tax or amount of tax, if any, charged by a state or municipality on premiums, purchase payments or contract value.

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1.21  ROLLOVER CONTRIBUTION - A contribution made to the Contract as described in Section 2.2 of the Contract.

1.22 SALARY REDUCTION CONTRIBUTION - A contribution made to the Contract pursuant to a salary reduction agreement as described in Section 2.1 of the Contract.

1.23 SEPARATE ACCOUNT - A separate account of the Insurance Company, entitled Hartford Life Insurance Company Separate Account Two, under which income, gains and losses, whether or not realized, from assets allocated to such account are, in accordance with the contracts issued with respect thereto, credited to or charged against such separate account without regard to the other income, gains, or losses of the Insurance Company.

1.24 SUB-ACCOUNT - An account established and maintained within the Separate Account with respect to a Fund.

1.25 TRANSFER AMOUNTS - Any amount transferred to this Contract on behalf of an Eligible Employee pursuant to Section 2.3 of the Contract.

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                                    SECTION 2

                               CONTRIBUTION PROVISIONS

2.1 SALARY REDUCTION CONTRIBUTIONS. (a) Any Eligible Employee may make Salary Reduction Contributions to the Contract at any time. To participate in the contract, an Eligible Employee must complete a written salary reduction agreement with the Employer specifying the portion of his compensation that is to be contributed to this Contract as Salary Reduction Contributions. The salary reduction agreement shall only apply to amounts earned after the agreement becomes effective and shall be irrevocable with respect to compensation earned while the salary reduction agreement is in effect. An Eligible Employee may only enter into one salary reduction agreement with the Employer during each taxable year of the Eligible Employee. An Eligible Employee may terminate a salary reduction agreement for amounts not yet earned at any time. An Eligible Employee's salary reduction agreement shall remain in effect until the Eligible Employee either terminates such agreement or files a new salary reduction agreement with the Employer in a subsequent taxable year.

     (c) The Contractholder agrees to reduce each Participant's compensation by the amount indicated in the salary reduction agreement and remit such amount as a Salary Reduction Contribution to the Insurance Company. Salary Reduction Contributions shall become due and payable to the Insurance Company within thirty days of deferral. A grace period of sixty days, or the time required by law for the contribution to be made, if less, shall be allowed for such payment.

     (d) The amount of Elective Deferrals, including Salary Reduction Contributions, for any Participant's taxable year under this Contract and all other plans, contracts, or arrangements of the Employer shall not exceed the dollar limit in effect under Code section 402(g) at the beginning of such taxable year.

     (e) Notwithstanding any other provision of the Contract, excess deferrals, plus any income and minus any loss allocable thereto, may be distributed to a Participant who requests such distribution in accordance with this subsection (e):

          (1) Not later than the March 1 following the close of the the Participant's taxable year, the Participant may notify the Insurance Company of the amount of excess deferrals received by the Contract during the taxable year. The notification shall be in writing, shall specify the amount of the Participant's excess deferrals, and shall be accompanied by the


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          Participant's written statement that if such amounts are not distributed, these amounts, when added to all other Elective Deferrals made on behalf of the Participant during the taxable year, shall exceed the dollar limitation specified in section 402 (g) of the Code.

          (2) If the Participant provides the Insurance Company with satisfactory evidence and written notice to demonstrate that all Elective Deferrals by the Participant to this Contract and any other qualified plan exceed the applicable limit under section 402(g) of the Code for such individual's taxable year, then the Insurance Company may (but is not required to) distribute a sufficient amount attributable to the Participant's Salary
          Reduction Contributions (not to exceed the amount of Salary Reduction Contributions actually contributed to the Contract on behalf of the Participant during the taxable year) from the Contract to allow the Participant to comply with the applicable limit. The evidence provided by the Participant must establish clearly the amount of the excess deferral.

          (3) The term "excess deferral" means those Elective Deferrals that are includible in a Participant's gross income under section 402(g) of the Code because they exceed the applicable dollar limit under section 402(g) of the Code.

          (4) The excess deferral distributed to a Participant with respect to a taxable year shall be adjusted to reflect income or loss in the Participant's Individual Account for the taxable year allocable thereto. The income or loss allocable to such excess deferral shall be determined by the method generally used under the Contract to allocate income or loss to a Participant's Individual Account.

2.2  ROLLOVER CONTRIBUTIONS.  (a)  The Insurance Company will accept
     Rollover Contributions on behalf of any Participant who is making
     Salary Reduction Contributions to the Contract. The Rollover Contribution must consist entirely of amount attributable to an eligible rollover distribution from an annuity, custodial account, or retirement income account described in section 403(b) of the Code (referred to herein as a "403(b) annuity"). For purposes of this section, the term "eligible rollover distribution" has the same meaning as provided in
     Section 5.4(b) of the Contract.


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     (b)  The Rollover Contribution may be remitted to the Contract by either one of the following methods:

          (1) A cash amount representing the Rollover Contribution may be transferred directly from the 403(b) annuity from which such amount is distributable to the Insurance Company; or

          (2) the Participant may remit a cash amount to the Insurance Company that constitutes the Rollover Contribution from a 403(b) annuity or an individual retirement arrangement (as described in Section 5.4(b) of the Contract) within sixty (60) days of receipt of such amount from the 403(b) program or individual retirement arrangement.

     (c) The Insurance Company may require a Participant to provide such information as it deems necessary to demonstrate that the Participant is entitled to rollover an amount to this Contract.

2.3 TRANSFER AMOUNTS. The Insurance Company may accept directly from another 403(b) annuity all or part of an Eligible Employee's interest in such 403(b) annuity. Any transfer of an Eligible Employee's interest from another 403(b) annuity into this Contract must comply with the requirements of Revenue Ruling 90-24 and any other applicable guidance issued by the Internal Revenue Service. The Insurance Company may request any documents or other information from the Eligible Employee or opinions of counsel which the Insurance Company deems necessary to establish that such interest may be properly transferred to this Contract. The Insurance Company shall not accept any Transfer Amount to the extent that acceptance of such Transfer Amount would necessitate the Insurance Company to take actions inconsistent with the other provisions of this Contract.

2.4  LIMITATION ON ANNUAL ADDITIONS.  (a)  Notwithstanding anything in this
     Section 2 to the contrary, the total annual additions made to the Contract on behalf of a Participant for any year may not exceed the limits imposed by section 415 of the Code, as they may be adjusted from time to time. The limits of section 415 of the Code applicable to 403(b) annuity contracts are herein incorporated by reference.


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     (b)  If, as a result of a reasonable error in estimating a
     Participant's annual compensation (as defined in section 415 of the Code), a reasonable error in determining the amount of Salary Reduction Contributions that may be made with respect to any individual under the limits of section 415, or such other circumstances that the Commissioner of Internal Revenue may find, there is an amount allocated to a Participant's Individual Account in excess of the section 415 limits, such excess may be disposed of as follows at the request of the Participant:

          (1) Any Salary Reduction Contributions (including any gains thereon) to the extent they would reduce the excess amount, may be returned to the Participant.

     (c) For purposes of this Section 2.4, the term "annual additions" means the amount of Salary Reduction Contributions credited to a Participant's Individual Account for a taxable year.

2.5 LIMITATION OF AMOUNTS BY INSURANCE COMPANY. The Insurance Company reserves the right to limit any increase in the amount of Salary Reduction Contributions, Rollover Contributions, or Transfer Amounts made to a Participant's Individual Account to no more than three (3) times the total amount of such contributions or transfers made on behalf of such Participant during the initial twelve (12) consecutive months following the Date of Coverage. Increases in excess of those described will be accepted only with the consent of the Insurance Company and subject to the then current deductions being made under the Contract.


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                                  SECTION 3
                          ALLOCATION OF CONTRIBUTIONS

3.1     ALLOCATION TO PARTICIPANT'S INDIVIDUAL ACCOUNT.   (a) An account shall
        be established and maintained under this Contract for each Participant. Such account shall be referred to herein as the Participant's Individual Account. All Salary Reduction Contributions, Rollover Contributions, and Transfer Amounts made to the Contract on behalf of a Participant shall be deposited to such Participant's Individual Account and allocated to the General Account and Sub-Accounts in accordance with the Participant's currently effective investment election.

        (b) With respect to an initial Salary Reduction Contribution, Rollover Contribution, or Transfer Amount, the initial contribution shall be credited to the Participant's Individual Account by the Insurance Company within two business days of receipt of a properly completed application and such initial contribution. If an application or any other information is complete when received, the contribution shall be credited to the Participant's Individual Account within five (5) business days. If an application is not received in good order, as determined by the Insurance Company, within five (5) business days of the receipt of the initial contribution, it will be returned to the Participant, unless the Insurance Company informs the Participant of the delay and the Participant requests that the contribution not be returned.

3.2 INVESTMENT ELECTION. A Participant shall make an investment election in the manner and form prescribed by the Insurance Company. The investment election shall specify the percentage that Salary Reduction Contributions and Rollover Contributions, as applicable, shall be allocated between the General Account and the Sub-Accounts of the Separate Account. The percentages specified in any investment election must be in multiples of ten percent (10%) and the sum of such percentages must equal one hundred percent (100%). A Participant's investment election shall remain in effect until the Participant changes the investment election, in the manner prescribed by the Insurance Company.

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3.3  CHANGE OF INVESTMENT ELECTION. A Participant may change the investment election applicable to the allocation of contributions at any time during the Accumulation Period. The percentages specified in any changed investment election must be in multiples of ten percent (10%) and the sum of such percentages under the resulting investment election must equal one hundred percent (100%). Any change in investment election must be requested in the form and manner required by the Insurance Company.

3.4 TRANSFER OF AMOUNTS WITHIN CONTRACT. A Participant may, at any time, elect to transfer, in multiples of ten percent (10%), the value of such Participant's Individual Account among the various investment alternative provided under the Contract, subject to the following requirements:

     (a) Amounts invested in a Sub-Account may be transferred to any other Sub-Account offered under the Contract, to the General Account, or to any combination thereof.

     (b) Amounts invested in the General Account may be transferred to one or any combination of any Sub-Accounts offered under the Contract.

     (c) Notwithstanding (b) above, amounts invested in the General Account, or amounts previously invested in the General Account during the three month period immediately preceding the date such transfer is requested, may not be transferred to any Sub-Account which the Insurance Company considers to be a competing fixed income account.

     (d) A transfer may be elected by a Participant under this Section 3.4 only during the Accumulation Period that applies to such Participant.

     (e) A transfer shall only be made in the form and manner prescribed by the Insurance Company.

     (f) The amount transferred from the General Account to a Sub-Account may be limited by the Insurance Company in accordance with the terms of
          Section 6.2 of the Contract.

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                                   SECTION 4
                          INVESTMENT OF CONTRIBUTIONS

4.1 VALUE OF GENERAL ACCOUNT (a) The value of the portion of a Participant's Individual Account invested in the General Account on any date is an amount equal to the product of the number of General Account Accumulation Units credited to such Participant's Individual Account multiplied by the dollar value of a General Account Accumulation Unit for that date.

     (b) When an amount is allocated to the Contract on behalf of a Participant for investment in the General Account, the portion of the Participant's Individual Account invested in the General Account shall be credited with a number of General Account Accumulation Units equal to the amount so allocated divided by the General Account Accumulation Unit Value as of that date.

     (c) When an amount is transferred or distributed from that portion of a Participant's Individual Account invested in the General Account, the Participant's Individual Account shall be debited by the number of General Accumulation Units equal to the amount transferred or distributed divided by the General Account Accumulation Unit Value as of the date of the transfer or distribution.

     (d) The General Account Accumulation Unit Value as of any date shall be calculated in accordance with the following formula:

                            1/N
           UV + PV x (1 + i)

           Where:

           UV is the General Account Accumulation Unit Value as of the current date.

           PV is the General Account Accumulation Unit Value on the immediately preceding date.

            i is the Declared Interest Rate (as described in Section 4.1(f) below) on such date.

            N  is the number of days in the applicable calendar year.

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     (e)  The number of General Account Accumulation Units credited to a
     Participant's Individual Account is determined by dividing the amount allocated to that portion of the Participant's Individual Account invested in the General Account by the General Account Accumulation Unit Value for that date.

     (f) For purposes of this Contract, the "Declared Interest Rate" is the rate of interest credited to the General Account for any period of time as shall be determined by the Insurance Company. As of the Effective Date of this Contract the Declared Interest Rate is > percent. The Declared Interst Rate may be changed by the Insurance Company from time to time. Any such change shall be declared in advance and shall become effective as of the first day of the month immediately following the date the Contractholder is notified of such change. The Declared Interest Rate shall not be less than > percent. The Declared Interest Rate shall be compounded annually.

4.2 VALUE OF SEPARATE ACCOUNT. (a) The value of a Participant's Individual Account under the Separate Account shall be determined by multiplying the total number of Sub-Account Accumulation Units credited to the Participant's Individual Account by the current Accumulation Unit value for the respective Sub-Account.

     (b) A "Sub-Account Accumulation Unit" is an accounting unit of measure used to calculate the Separate Account value of a Participant's Individual Account during the Accumulation Period. The Sub-Account Accumulation Unit Value shall be determined on each Valuation Day by a Net Investment Factor for that Sub-Account for the Valuation Period then ended.

     (c) The value of the Sub-Account Accumulation Units in the Separate Account representing an interest in the appropriate Fund shares that are held under the Contract were initially established on the date that contributions were first contributed to the appropriate Sub-Account of the Separate Account. The Accumulation Unit value for each Sub-Account will vary to reflect the investment experience of the applicable Fund and shall be determined on each Valuation Day by multiplying the Accumulation Unit value of the particular Sub-Account on the preceding day by the "Net Investment Factor" for that Sub-Account for the Valuation Period then ended.

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     (d)  The Net Investment Factor for each of the Sub-Accounts is equal to the net asset value per share of the corresponding Fund at the end of the Valuation Period, plus the per share amount of any dividends or capital gains by that Fund if the ex-dividend date occurs in the Valuation Period ended, divided by the net asset value per share of the corresponding Fund at the beginning of the Valuation Period then ending.

     (e) The shares of the Fund are valued at net asset value on a daily basis.

     (f) For purposes of this Section 4, the Valuation Date is each day the New York Stock Exchange is open for unrestricted trading and the Insurance Company is open to transact normal business.

     (g) For purposes of this Section 4, the Valuation Period is the period between Valuation Days.

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                                    SECTION 5
                               PAYMENT OF BENEFITS

5.1 COMMENCEMENT OF PAYMENTS. (a) Payments will begin to be paid to a Participant from the Contract as of the Participant's Annuity Commencement Date. The Insurance Company reserves the right to begin payments on the first day of the month coincident with or next following the Participant's 65th birthday under Option 2, as described in Section 9.2 of the Contract, with 120 Monthly Payments Certain, unless the Participant elects otherwise in accordance with the remaining provisions of this Section 5.1

     (b) A Participant may elect as an Annuity Commencement Date the first day of any month. Notwithstanding the foregoing, in no event may a Participant elect an Annuity Commencement Date earlier than the date the Participant attains age 59 1/2, unless such Participant has separated from service (within the meaning of Section 5.2(c) of the Contract) or has become disabled (within the meaning of Section 5.2(d) of the Contract).

     (c) A Participant may elect to have the benefit paid from the Contract pursuant to any of the annuity options described in Section 9.2 of the Contract.

     (d) Election of any of the options provided in (b) and (c) above must be made by notice in writing to the Home Office of the Insurance Company at least thirty (30) days prior to the date such election is to become effective.


5.2 OTHER DISTRIBUTIONS. (a) A Participant may request, in form and manner prescribed by the Insurance Company, a distribution of all or a portion of the value of his Participant's Individual Account provided that the Participant demonstrates that the distribution is a result of one of the events described in (b), (c), (d), or (e) below.
     Distributions pursuant to this Section 5.2 shall be paid be paid pursuant to the single sum payment option, as described in
     Section 9.3 of the Contract, except that a Participant may request that a distribution made on account of the Participant's separation from service, as described in (c) below, be paid in accordance with either the single sum payment option or the systematic withdrawal option described in Section 9.4 of the Contract. Any distribution requested under this Section 5.2 must also satisfy the requirements of (f) and (g) below.

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     (b)  A Participant may request a distribution on or after the date such
     Participant attains age 59-1/2.

     (c) A Participant may request a distribution if such Participant separates from service. For purposes of this subsection, the term "separates from service" means the actual severance of the employment relationship between the Participant and the Employer of a presumably permanent nature for reasons other than temporary absence, any change in position or other occurrence qualifying as a temporary break in service, the transfer or other change of position resulting in employment by an entity controlling, controlled by, or under common control by the Employer, or the cessation of an employment relationship resulting from a reorganization, merger, or the sale or discontinuance of all or any part of the Employer's business.

     (d) A Participant may request a distribution on or after the date such Participant becomes disabled within the meaning of Code section 72(m)(7), provided that such disability would entitle the Participant to receive social security disability benefits.

     (e) A Participant may request a distribution if such Participant incurs a hardship. The amount distributed on account of a hardship may not include any income attributable to contributions made pursuant to a salary reduction agreement. For purposes of this Contract, the term "hardship" means an immediate and heavy financial need of the Participant. In addition, a distribution may be made on account of a hardship only if the distribution is necessary to satisfy the immediate and heavy financial need.

          (1) For purposes of this Contract, a distribution is made on account of an immediate and heavy financial need only if the distribution is on account of:

               (A) Expenses for medical care described in Code section 213(d) previously incurred by the Participant, the Participant's spouse, or any dependents of the Participant (as described in Code section 152) or necessary for these persons to obtain medical care described in Code section 213(d);

               (B) Costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);

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               (C)  Payment of tuition, related educational fees, and room and board expenses, for the next 12 months of post-secondary education for the Participant, or the Participant's spouse, children, or dependents (as defined in Code section 152); or

               (D) Payments necessary to prevent the eviction of the Participant from the Participant's principal residence or foreclosure on the mortgage on that residence.

          (2) A distribution will be considered as necessary to satisfy an immediate an heavy financial need of the Participant only if:

               (A) the Participant has obtained all distributions, other than hardship distributions, and all nontaxable loans
                    (to the extent that the loan would not increase the amount of the need) under all plans maintained by the Employer; and

               (B) the distribution is not in excess of the amount of the immediate and heavy financial need (including amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution).

         (3) If a Participant receives a hardship distribution in accordance with this subsection (e), such Participant shall be suspended from making additional Salary Reduction Contributions to the Contract for a period of twelve months beginning on the first day of the month immediately following the month such distribution is paid to the Participant.

         (4) The Insurance Company may rely on the Participant's representations that the hardship is on account of an immediate and heavy financial need and that the amount requested is necessary to satisfy such immediate and heavy financial need.

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     (f)  If the amount requested to be distributed is less than the full value of the Participant's Individual Account, such amount shall either be taken out of the General Account and Sub-Account(s) in which the Participant Individual Account is invested, as specified in the request for distribution, or, if no specification is made, the requested distribution shall be taken out of the Participant's Individual Account from the General Account and Sub-Account(s) in which such Individual Account is invested on the same basis as the Participant's investment election applicable to the allocation of contributions then in effect.

     (g)  The amount actually distributed to a Participant pursuant to this
     Section 5.2 shall be equal to the Distribution Value as determined under
     Section 6 of the Contract.

     (h) Any distribution made in accordance with this Section 5.2, other than distributions made pursuant to Section 5.2(c) or 5.2(d), may be limited by the Insurance Company in accordance with the terms of Section 6.2 of the Contract.

5.3 TRANSFER TO ANOTHER PLAN. (a) Notwithstanding anything in this Section 5 to the contrary, a Participant may request in writing, that the Insurance Company transfer all or a portion of the Participant's Individual Account to:

     (1)  another annuity contract that qualifies under Code
          section 403(b); or

     (2) a custodial account for regulated investment company stock that qualifies under Code section 403(b).

     (b) The amount actually transferred pursuant to this Section 5.3 shall be equal to the Distribution Value of the Participant's Individual Account as determined under Section 6 of the Contract.

     (c) Any transfer to another plan may be limited by the Insurance Company in accordance with the terms of Section 6.2 of the Contract.

5.4 DIRECT ROLLOVERS. (a) This section applies to distributions made on or after January 1, 1993. Notwithstanding any provision in this Contract to the contrary that would otherwise limit a distributee's election under this section, a distributee may elect, at the time and in the manner prescribed by the Insurance Company, to have any portion of an eligible rollover distribution paid directly to an eligible rollover plan specified by the distributee in a direct rollover.

     (b)  Definitions.

          (1) Eligible rollover distribution: An eligible rollover distribution is any distribution of all or a portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal period payments (not less frequently than annually) made for the life (or life expectancy) of the distributee and the distributee's or the joint lives (or joint life expectancies) of the distributees and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); and any other distribution that the Internal Revenue Service provides by rule or regulation is not an eligible rollover distribution.

          (2) Eligible retirement plan: An eligible retirement plan is an individual retirement account described in section 408(a) of the Code, and individual retirement annuity described in section 408(b) of the Code, or an annuity, custodial account, or retirement income account described in section 403(b) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or an individual retirement annuity.

          (3) Distributee: A distributee includes an employee or former employee. In addition, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

          (4) Direct rollover: A direct rollover is a payment by the Contract to the eligible retirement plan specified by the distributee.

                                 SECTION 6

                           DISTRIBUTION VALUE AND
                 LIMITATION ON TRANSFERS AND DISTRIBUTIONS


6.1 DISTRIBUTION VALUE. (a) The Distribution Value of a Participant's Individual Account for any day during the Accumulation Period is equal to the value of the Participant's Individual Account on that day, less:

          (1)  any applicable premium taxes not previously deducted; and

          (2) the Annual Contract Fee described in Section 10, if applicable; and

          (3) any applicable Contingent Deferred Sales Charge described in Section 10; and

          (4)  the amount of any outstanding loan made from this Contract.

     (b) The value of a Participant's Individual Account shall be determined in accordance with the provisions of Section 4 of this Contract.

6.2 LIMITATION ON TRANSFERS AND DISTRIBUTIONS. The Insurance Company reserves the right to limit a transfer or distribution (as described in Section 3.4(f), Section 5.2(h), and Section 5.3(e) of the Contract) from that portion of a Participant's Individual Account invested in the General Account, if the amount of such transfer or distribution, when added to the aggregate of all transfers or distributions from the General Account made by all Participants during the current Contract Year would exceed one-sixth (1/6) of the balance of the General Account as of the first day of such Contract Year.

     (b) If this Section 6.2 applies to a transfer or distribution, the amount of such transfer or distribution shall be disbursed in level monthly installments over a period not to exceed five (5) years, in which event interest will continue to be credited to the unpaid balance remaining in the General Account in accordance to the terms of
     Section 4.1 of the Contract. Notwithstanding the foregoing, the Insurance Company reserves the right to disburse at any time the remaining unpaid balance in a single sum payment.

                               SECTION 7

                    MINIMUM REQUIRED DISTRIBUTIONS


7.1 APPLICABILITY. (a) The requirements of this Section shall apply to any distributions of a Participant's interest from this Contract and will take precedence over any inconsistent provisions of the Contract.

     (b) All distributions hereunder shall be made in accordance with the requirements of section 401(a)(9) of the Code, including the incidental death benefit requirements of section 401(a)(9)(G) of the Code, and the regulations thereunder, including the minimum distribution incidental benefit requirement of section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

7.2 REQUIRED DISTRIBUTIONS BEFORE DEATH. (a) The entire interest of a Participant will be distributed or commence to be distributed no later than the first of April following the calendar year in which such Participant attains age 70 1/2 (required beginning date), over (a) the life of such Participant, or the lives of such Participant and his or her designated beneficiary, or (b) a period certain not extending beyond the life expectancy of such individual, or the joint and last survivor expectancy of such participant and his or her designated beneficiary. Payments must be made in periodic payments at intervals no longer than one year. In addition, payments must be either nonincreasing or they may increase only as provided in Q&A F-3 of section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.

     (b) Life Expectancy is computed by use of the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations.
     Unless otherwise elected by the individual by the time distributions are required to begin, life expectancies shall be recalculated annually.
     Such election shall be irrevocable by the Participant and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated. Instead, life expectancy will be calculated assuming the attained age of such beneficiary during the calendar year in which the beneficiary attains age 70 1/2, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

7.3 REQUIRED DISTRIBUTIONS UPON DEATH. (a) If the individual dies after distribution of his or her interest has begun, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the individual's death.

     (b) If the Participant dies before distribution of his or her interest begins, distributions of the Participant's entire interest shall be completed by December 31 of the calendar year containing the fifth anniversary of the Participant's death except to the extent that an election is made to receive distributions in accordance with (1) or (2) below:

          (1) If the Participant's interest is payable to a designated beneficiary, then the entire interest of the Participant may be distributed over a period not greater than the life expectancy of the designated beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the individual died.

          (2) If the designated beneficiary is the Participant's surviving spouse, the date distributions are required to begin in accordance with (1) above shall not be earlier than the later of (A)
          December 31 of the calendar year immediately following the calendar year in which the Participant died, or (B) December 31 of the calendar year in which the Participant would have attained age 70-1/2.

     (c) Life expectancy is computed by use of the expected return multiples in Tables V and VI of section 1.72-9 of the Income Tax Regulations. For purposes of distributions beginning after the Participant's death, unless otherwise elected by the surviving spouse by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable by the surviving spouse and shall apply to all subsequent years. In the case of any other designated beneficiary, life expectancies shall be calculated using the attained age of such beneficiary using the calendar year in which distributions are required to begin pursuant to this section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for such calendar year which has elapsed since the calendar year life expectancy was first calculated.

     (d) Distributions under this section are considered to have begun if distributions are made on account of the individual reaching his or her required beginning date or if prior to the required beginning date distributions irrevocably commence to a Participant over a period permitted and in an annuity form acceptable under section 1.401(a)(9) of the Regulations.

                                    SECTION 8
                                 DEATH BENEFITS


8.1 DEATH BENEFIT PRIOR TO ANNUITY COMMENCEMENT DATE. (a) If a Participant dies prior to the earlier of the Annuity Commencement Date or the Participant's 65th birthday, the Insurance Company will pay the Participant's Beneficiary the greater of (a) the value in the Participant's Individual Account as of the day written proof of death of such person is received by the Insurance Company, or (b) 100% of the total contributions made to the contract, reduced by any prior distributions.

          (b) If a Participant dies prior to his Annuity Commencement Date but on or after his 65th birth date, the Beneficiary shall receive the value of the Participant's Individual Account as of the date of receipt of due proof of the death at the Home Office of the Insurance Company.

          (c) Notwithstanding anything in this Section 8.1 to the contrary, in no event shall the amount of any death benefit exceed the Distribution Value of the Participant's Individual Account determined in accordance with Section 6 of the Contract.

8.2 DEATH BENEFIT ON OR AFTER ANNUITY COMMENCEMENT DATE. (a) If the Participant dies on or after the Annuity Commencement Date, the death benefit, if any, will be paid in accordance with the terms of the applicable annuity certificate.

8.3 FORM OF DEATH BENEFIT. (a) The death benefit shall be paid to the Beneficiary in a single sum, in which case payment will be made within seven days of receipt of proof of death by the Insurance Company, unless otherwise provided. In lieu of payment in a single sum, a Beneficiary may elect that the amount be applied any settlement option described in Section 9 of the Contract.

          (b) An election to receive death benefits under a form of Annuity must be made (1) prior to the payment of a single sum settlement and
          (2) prior to the December 31 of the calendar year immediately following the calendar year in which the employee died. No election to provide Annuity Payments will become operative unless the initial Annuity payment is at least $20.00 on either a fixed or variable basis, or $20.00 on each basis when a combination benefit is selected.

8.4 BENEFICIARY DESIGNATION. (a) The designation of a Beneficiary will remain in effect until changed by the Participant.

          (b) Changes in designation of the Beneficiary may be made during the lifetime of the Participant by written notice to the Insurance Company provided, however, that when a Beneficiary has been designated irrevocably, such designation cannot be changed or revoked without such Beneficiary's written consent.

          (c) Upon receipt of such notice and written consent, if required, at the Home Office of the Insurance Company, the new designation shall take effect as of the date the notice is signed, whether or not the Participant is alive at the time of receipt of such notice subject to any payment made or other action taken by the Insurance Company before such receipt.

          (d) At the Participant's death the Beneficiary will be as provided in the beneficiary designation then in effect. If no Beneficiary is then in effect or if there is no designated Beneficiary living, the Participant's estate will be the Beneficiary.

                                    SECTION 9
                               SETTLEMENT OPTIONS


9.1 SETTLEMENT OPTIONS. This section describes the various options by which benefits may be paid from this Contract to a Participant or a Beneficiary. Such options may only be elected by a Participant or Beneficiary as otherwise permitted under the terms of this Contract.

9.2 ANNUITY OPTIONS. The following annuity options are available under the contract and may be elected by a Participant as otherwise provided under the terms of this contract:

               Option 1: Life Annuity. This is an annuity payable during the lifetime of the Annuitant and terminating with the last monthly payment preceding the death of the Annuitant.

               Option 2: Life Annuity with 120, 180 or 240 Monthly Payments Certain. This is an annuity payable monthly during the lifetime of the annuitant with the provision that if, at the death of the Annuitant, payments have been made for less than 120, 180, or 240 months, as elected, the remaining guaranteed monthly payments will be made to the Participant's Beneficiary.

               Option 3: Unit Refund Annuity. This is an annuity payable monthly for the lifetime of the annuitant terminating with the last payment due prior to the death of the Annuitant, except that an additional payment will be made to the Beneficiary if (1) exceeds (2) below:

                    (1) equals the total amount applied under the option at the Annuity Commencement Date divided by the Annuity Unit value (as described in Section 9.4 below) at the Annuity Commencement Date; and

                    2) equals the number of Annuity Units represented by each monthly Annuity payment made multiplied by the number of monthly annuity payments made.

               The amount of the additional payments will be determined by multiplying such excess by the Annuity Unit Value as of the date the proof of death is received by the Insurance Company.

               Option 4: Joint and Last Survivor Annuity. This is an annuity payable monthly for the lifetime of the annuitant. At the annuitant's death, payments will continue to the contingent annuitant, if living, for the remainder of the contingent annuitant's life. When the annuity is purchased, the annuitant elects what percentage (50%, 66 2/3%, or 100%) of the monthly payment will be continued to be paid to the contingent annuitant. The following also applies to this annuity option:

               Option 5: Designated (Fixed) Period Annuity. This is an annuity payable monthly for the number of years selected, but not less than three. In the event of the payee's death prior to the end of the designated period, any then remaining proceeds will be paid in to the Beneficiary unless other provisions are made and approved by the Insurance Company. Option 5 does not involve life contingencies and thus no mortality guarantee.

          In addition to the annuity options described above, a Participant may select any type of annuity which the Insurance Company agrees in writing to issue.

          (b) Under any of the annuity options above, except Option 5 when paid on a variable basis, no surrenders are permitted once payments commence. Surrenders out of Option 5 will be subject to any applicable contingent deferred sales charge.

          (c) The amount the Insurance Company will apply toward the purchase of an annuity will be the Distribution Value of the Individual Account as of the Annuity Commencement Date.

          (d)  Any annuity option provided in Section 9.1 above may be paid as
          (1) a fixed annuity, (2) a variable annuity, or (3) a combination of both a fixed annuity and a variable annuity.

          (e) Fixed Annuity Payments. To determine the amount of each fixed annuity payment, the amount available to purchase an annuity is multiplied by the annuity purchase rate then in effect for all contracts in this class of business. In no event shall the annuity purchase rates used for the purchase of a fixed annuity be greater than those provided in Annuity Purchase Rate Table A which is attached to and made a part of this Contract.

          (e)  Variable Annuity Payments.

               (1) To determine the amount of the first monthly variable annuity payment, the amount available to purchase the variable annuity is multiplied by the appropriate annuity purchase rate based on the 1983 IAM Mortality Table, set back one year, with an assumed interest rate of four percent (4%), as represented by Annuity Purchase Rate Table B.

               (2) On or before the fifth business day immediately preceding the annuitant's Annuity Commencement Date, the annuitant must elect the Sub-Accounts into which the amount used to provide the variable annuity will be invested, and the percentages that such amounts will be allocated to such Sub-Accounts. Failure to make an election in accordance with the preceding sentence shall be deemed to be an election to invest the amount used to provide the variable annuity in the same Sub-Accounts and at the same percentages as the Participant's Individual Account is invested on such date and to transfer any amounts held in the General Account on such date proportionately to such Sub-Accounts. In no event may any election made in accordance with this paragraph (2) be changed on or after the Annuity Commencement Date.

               (3) The amount of the first monthly annuity payment is divided by the value of an Annuity Unit for the appropriate Sub-Account as of the close of business on the fifth business day preceding the day on which payment is due in order to determine the number of Annuity Units represented by the first payment. The number of Annuity Units remains fixed during the Annuity Period, and in each subsequent month the dollar amount of the Annuity payment is determined by multiplying the fixed number of Annuity Units by the then current Annuity Unit value.

               (4) An "Annuity Unit" is an accounting unit of measure in the Separate Account used to calculate the amount of variable annuity payments. The value of the Annuity Unit for each Sub-Account in the Separate Account for any day is determined by multiplying the value for the preceding day by the product of (1) the Net Investment Factor (as described in Section 4.2 of the Contract) for the day for which the Annuity Unit value is being calculated, and (2) a factor to neutralize the assumed interest rate.

               (5) When annuity payments are to commence, the value of the contract is determined as the product of the value of the Sub-Account Accumulation Unit (as described in Section 4.2 of the Contract) credited to each Sub-Account as of the close of business on the fifth business day preceding the date the first annuity payment is due and the number of Sub-Account Accumulation Units credited to each Sub-Account as of the date the annuity is to commence.

               (6) Annuity payments will be made on the first day of each month following selection. The Annuity Unit value used in calculating the amount of annuity payments will be based on an Annuity Unit value determined as of the close of business on a day not more than the fifth business day preceding the date of the annuity payment.

9.3 SINGLE SUM PAYMENT OPTION. Under this option payments are made in the form of a single sum cash payment.

9.4 SYSTEMATIC WITHDRAWAL OPTION. (a) Under this option payments are made in a series of monthly, quarterly, semiannual, or annual installments, as elected by the Participant, over a period not extending beyond the Participant's life expectancy, or the joint and last survivor life expectancy of the Participant and the Participant's Beneficiary, as of the start date. Any election of the systematic withdrawal option is subject to the following requirements:

               (1) To be eligible to elect payments under the systematic withdrawal option, the value of a Participant's Individual Account must equal or exceed ten thousand dollars ($10,000.00) at the time payments begin under this option. A Participant may not elect the systematic withdrawal option if they have a loan outstanding from the Contract.

               (2) Each installment payment shall be equal in amount, except for the last payment in the series, which may be less, to the extent that the value of the Participant's Individual Account is insufficient to make a full installment payment.

               (3) The minimum periodic payment amount that may be elected is one hundred dollars ($100).

               (4) The maximum amount that may be paid as a periodic installment payment may not exceed, on an annual basis, eighteen percent (18%) of the value of the Participant's Individual Account balance calculated at the time the Systematic Withdrawal Option is implemented.

               (5) A Participant may elect to have the installment payments (A) equal a certain number of payments, or (B) paid as a specified dollar amount until the Participant's Individual Account is depleted. Under either election, the number of installment payments made shall be limited to the amount that can be provided from the value of the Participant's Individual Account. In no event may installment payments be made over a period of time extending beyond the Participant's life expectancy as of the start date, or the joint and last survivor life expectancy of the Participant and the Participant's Beneficiary as of the start date.

               (6) A Participant may change an election previously made with regard to the systematic withdrawal option four times during a calendar year, provided the Participant notifies the Insurance Company of such change at least thirty (30) days before such change is to become effective.

               (8) A Participant may cancel the systematic withdrawal option at anytime.

          (b) If a Participant dies while the systematic withdrawal option is in effect, payments under the systematic withdrawal option shall cease and any remaining value in the Participant's Individual Account shall be paid to the Participant's Beneficiary in accordance with the provisions of Section 8 of the Contract.

          (c) Payments under the systematic withdrawal option shall be made pro rata from each Sub-Account and the General Account in which the Participant's Individual Account is invested.

          (d) Definitions. For purposes of this Section 9.4, the following definitions shall apply:

               (1) The "start date" is the day for which the first payment under the systematic withdrawal option is scheduled to be paid.

               (2) The term "life expectancy" means the determination of life expectancies made on the basis of the expected return multiples in Tables V and VI of Section 1.72-9 of the federal Treasury Regulations and shall be calculated annually for the Participant and/or his Beneficiary, if the Beneficiary is his spouse, as determined by the Participant at the time installment payments begin.

                                   SECTION 10
                          CHARGES AGAINST THE CONTRACT


10.1 ANNUAL CONTRACT FEE. (a) The Annual Contract Fee is thirty dollars ($30.00). The Annual Contract Fee shall be deducted from the value of each Participant's Individual Account on the last business day of each Participant's Contract Year. However, if the value of the Participant's Individual Account is distributed in full at any time before the last business day of the Participant's Contract Year, the Annual Contract Fee charge shall be deducted from the proceeds of such distribution.

          (b) No deduction for the Annual Contract Fee shall be made from a Participant's Individual Account during the Annuity Period under the Contract. The Annual Contract Fee shall also not be applied to any distribution which is on account of a Participant's:

               (1)  death,

               (2) disability within the meaning of Code section 72(m)(7), provided such disability would entitle the Participant to receive social security disability benefits,

               (3) long term confinement in an officially recognized nursing home or hospital, provided the Participant's confinement in the hospital or nursing home is prescribed by a physician and such confinement is for at least ninety (90) days,

               (4) separation from service on or after the fifth Participant's Contract Year, provided the Participant has attained age 59 1/2, or

               (5) hardship, as described in Section 5.2(e) of the Contract, other than hardship resulting from the purchase of a principal residence, as described in Section 5.2(e)(1)(B) of the Contract and a hardship resulting from the payment of tuition, related educational fees, and room and board expenses as described in
               Section 5.2(e)(1)(C) of the Contract.

          Paragraphs (1) through (5) above are further subject to the requirements of Section 5 or 8 of the Contract, whichever is applicable.

10.2      DEDUCTION FOR MORTALITY, EXPENSE, AND ADMINISTRATIVE UNDERTAKINGS.
          (a) For assuming the mortality, expense and administrative undertakings under this Contract, the Insurance Company shall take a deduction from the average daily net assets of the Separate Account. The deduction for such risks has initially been set at 1.25% per year of the average net assets of the Separate Account. The rate or amount may be increased by the Insurance Company in its sole discretion, subject to a maximum charge of 2.00% per year.

10.3 TRANSFER FEE. Transfers among the available investment alternatives provided under this Contract, as described in Section 3.4 herein, shall be subject to a fee of five dollars ($5.00). Such transfer fee shall be deducted from the Sub-Account or the General Account in which the Participant's Individual Account is invested and from which the transfer is being made. Notwithstanding the preceding, the transfer fee shall be waived for the first twelve (12) transfers during a Participant's Contract Year.

10.4 CONTINGENT DEFERRED SALES CHARGE. (a) Except as otherwise provided in this Section 10.4, distributions from the Contract (including transfers made pursuant to Section 5.3 of the Contract) shall be subject to a Contingent Deferred Sales Charge. The Contingent Deferred Sales Charge is a percentage, determined in accordance with the table in subsection (b) below, of the amount distributed. The number of Participant's Contract Years completed prior to the distribution will determine the amount of the Contingent Deferred Sales Charge.

          (b) The Contingent Deferred Sales Charge shall be determined from the following table:


                          TABLE OF CONTINGENT DEFERRED
                                  SALES CHARGE

     Participant's Contract                       Contingent Deferred
     Year of Withdrawal                           Sales Charge
     ------------------                           -------------------
          1                                            5%
          2                                            5%
          3                                            5%
          4                                            5%
          5                                            5%
          6                                            4%
          7                                            3%
          8                                            2%
          9                                            1%
          10 and later                                 None



          (c) A Participant may request a distribution, in accordance with the provisions of Section 5 of the Contract, of up to ten percent (10%) of his Individual Account value on a non-cumulative basis each Participant Contract Year, after the first participant Contract
          Year, without application of the Contingent Deferred Sales Charge. For any portion of a distribution to be eligible for a waiver of the Contingent Deferred Sales Charge, the amount distributed may not be less than two hundred and fifty dollars ($250.00).

          (d) The Contingent Deferred Sales Charge shall also be waived for any distribution which is on account of a Participant's:

               (1)  death,

               (2) disability within the meaning of Code section 72(m)(7), provided such disability would entitle the Participant to receive social security disability benefits,

               (3) long term confinement in an officially recognized nursing home or hospital, provided the Participant's confinement in the hospital or nursing home is prescribed by a physician and such confinement is for at least ninety (90) days.

               (4) separation from service on or after the fifth Participant's Contract Year, provided the Participant has attained age 59 1/2, or

               (5) hardship, as described in Section 5.2(e) of the Contract, other than hardship resulting from the purchase of a principal residence, as described in Section 5.2(e)(1)(B) of the Contract and a hardship resulting from the payment of tuition, related educational fees, and room and board expenses as described in
               Section 5.2(e)(1)(C) of the Contract.

          Paragraphs (1) through (5) above are further subject to the requirements of Section 5 or 8 of the Contract, whichever is applicable.

          (e) Amounts applied to effect an annuity payment involving life contingencies or non-life contingencies for a period of three (3) years or more shall not be subject to a Contingent Deferred Sales Charge.

10.5 ADDITIONAL SERVICES. If the Contractholder requests that the Insurance Company perform an additional service not specifically provided under the terms of this Contract that is related to the Contractholder's 403(b) annuity program, and the Insurance Company agrees to perform such service, the Insurance Company reserves the right to charge the Contractholder an additional fee for the performance of such service calculated on an hourly rate. The hourly charge shall be determined by agreement between the Contractholder and the Insurance Company.

                                   SECTION 11
                                      LOANS


11.1 AVAILABILITY OF LOANS. A Participant may request a cash loan from the Contract during the Participant's Accumulation Period.

11.2 ELIGIBILITY FOR LOANS. Only one loan may be outstanding at any time for any Participant. Once a loan has been made, it may not be refinanced. Once a loan has been repaid, a Participant may not obtain a subsequent loan until after the period of six months from the date the previous loan has been repaid in full.

11.3 AVAILABILITY OF LOANS. (a) Application for a loan must be made to the Insurance Company in writing and on a form prescribed by the Insurance Company. The decisions by the Insurance Company on loan applications shall be made on a reasonably equivalent, uniform and nondiscriminatory basis. The Insurance Company may change the terms of any outstanding loan to the extent required by applicable law.

          (b) Loan proceeds shall be distributed from the Contract as soon as practicable after the end of any month to Participants whose applications are received by the Insurance Company on or before the 20th day of such month and approved by the Insurance Company by the end of such month.

11.4 AMOUNT OF LOAN. A loan shall be derived from, and the amount available for a loan shall be based on, the value of the Participant's Individual Account based on the most recent account valuation available to the Insurance Company on the date the loan is approved. The minimum loan amount is $2,000. The maximum loan available is the lesser of (1) 50% of the value of the Participant's Individual Account, or (2) $50,000, reduced by the highest outstanding balance of any loan to such Participant during the twelve-month period ending on the day before the loan is made. In no event shall the amount of any loan made from this Contract to a Participant exceed the Distribution Value of the Participant's Individual Account, determined in accordance with Section 6, as of the date of such loan.

11.5 TERMS OF LOAN. (a) A loan shall be secured by a lien on the Participant's Individual Account, to the maximum extent permitted by the relevant provisions of the Internal Revenue Code and any regulations or other guidance issued thereunder.

          (b) At the beginning of each calendar quarter the Insurance Company shall determine the rate of interest to be charged to all loans issued during such quarter. Such rate shall reflect current investment market conditions and prevailing loan interest levels under this
          Contract.   The maximum rate charged shall not exceed the current
          guaranteed interest rate as provided under Section 4.1(c) of the Contract plus 2%.

          (c) The principal amount and interest on a loan shall be repaid no less frequently than monthly. Such loan repayment shall be due and payable to the Insurance Company on the last business day of each month such loan is outstanding. A Participant may prepay the full amount of the outstanding loan upon the Participant's separation from service (as described in Section 5.2(c) of the Contract) or after the first twelve months following distribution of the loan proceeds to the Participant. The Participant may elect a repayment term from one(1) to five (5) years, in twelve (12) month increments, starting from the last business day of the first month in which the loan amount is distributed from the contract, except that the Participant may elect a repayment term of up to ten (10) years, in twelve (12) month increments, if the loan is for the acquisition of a dwelling unit to be used as the principal residence of the Participant (determined at the time the loan is made). The Insurance Company may request any documents or other information from the Participant the Insurance Company deems necessary to establish the suitability of a loan repayment period greater than five (5) years.

          (d) Repayment of both principal and interest, less a monthly charge of .166% of the outstanding loan balance at the beginning of the month (to be retained by the Insurance Company), shall be credited to the General Account.

          (e) Each loan shall be evidenced by a promissory note, evidencing the Participant's obligation to repay the borrowed amount to the Contract, in such form and with such provisions consistent with this Section 11 as are acceptable to the Insurance Company.

          (f) Under the terms of the loan agreement, an Insurance Company representative may determine a loan to be in default, and may take such actions upon default in accordance with Section 11.7 below.

11.6 DISTRIBUTION AND REPAYMENT OF LOAN. (a) The loan proceeds shall be derived from the Participant's Individual Account attributable to the General Account. The Participant's Individual Account remaining after the loan proceeds are distributed to the Participant shall be reduced by a $100.00 loan processing fee which shall be retained by the Insurance Company.

          (b) Repayments of loans shall be made to the Participant's General Account.

11.7 EVENTS OF DEFAULT AND ACTIONS UPON DEFAULT. (a) If a Participant does not repay the principal and account interest with respect to a loan at the time required by the terms of the loan, the loan shall be in default and the unpaid balance of the loan, together with interest thereon, shall become immediately due and payable. In addition to the foregoing, the loan agreement may include such other events of default as the Insurance Company shall determine are necessary or desirable.

          (b) Upon the default of a loan by any Participant, the Insurance Company may take such action as it reasonably determines to be necessary in order to preclude the loss of principal and interest, including:

               (1) demanding repayment of the outstanding amount on the loan (including principal and accrued interest); or

               (2) if the loan is not repaid within 31 days of a request for repayment, causing a foreclosure of the loan to occur by distributing the promissory note to the Participant or otherwise reducing the Participant's Individual Account by the value of the loan. For these purposes, such loan shall be deemed to have a fair market value equal to its face value (including accrued but unpaid interest) reduced by any payments thereon by the Participant. In all events, however, no foreclosure shall be made until the earliest time contributions made pursuant to a salary reduction agreement may be distributed without violating any provisions of Section 403(b) of the Code and the regulations issued thereunder.

                                   SECTION 12
                               GENERAL PROVISIONS


12.1 ENTIRE CONTRACT. This Contract and the application for the Contract together with any tables, schedules, or endorsements which are attached hereto when issued to the Contractholder, constitute the entire contract. All statements in the application shall, in the absence of fraud, be deemed representations and not warranties. No statement shall avoid this contract or be used in defense of a claim under it unless contained in the written application for this contract.

12.2 MODIFICATION OF CONTRACT. (a) This Contract may be modified at any time by written agreement between the Contractholder and the Insurance Company. No modification will affect the amount or terms of any annuities begun prior to the effective date of the modification, unless it is required to conform this Contract to, or give the Contractholder the benefit of, any federal or state statutes or any rule or regulation of the United States Treasury Department.

          (b) The Insurance Company reserves the right to modify the Contract, but only if such modification: (1) is necessary to make the contract or the Separate Account comply with any law or regulation issued by a governmental agency to which the Company is subject; (2) is necessary to assure continued qualification of the contract under section 403(b) of the Code or other federal or state laws relating to retirement annuities or annuity contracts; (3) is necessary to reflect a change in the operation of the Separate Account; (4) provides additional Separate Account options; or (5) withdraws Separate Account options. In the event of any such modification, the Insurance Company will provide notice to the Contractholder, or to the payee(s) during the annuity period. The Insurance Company may also make appropriate endorsement in the Contract to reflect such modification.

          (c) On and after the fifth anniversary of the Contract Effective Date, the Insurance Company may change from time to time any or all of the terms of this contract by giving 90 days' advance written notice of such change to the Contractholder except that the annuity tables, guaranteed interest rates and Contingent Deferred Sales Charges which are applicable on the Date of Coverage of a Participant's Individual Account under this contract will continue to be applicable to all contributions made to such Individual Account which in any year do not exceed three times the total contributions made to such Individual Account during the initial Participant's Contract Year. In addition, the limitations on the deductions for the mortality, expense risks, administrative undertakings and the Annual Contract Fee will continue to apply in all Contract Years.

          (d) No modification of this Contract shall be made except over the signature of the President, a Vice President, an Assistant Vice President, a Secretary, or an Assistant Secretary.

12.3 NON-PARTICIPATING. This contract does not share in the surplus earnings of the Company.

12.4 MISSTATEMENT OF AGE. (a) If the age of an annuitant has been misstated, the amount of the annuity payable by the Insurance Company shall be that provided by the values under this Contract allocated to effect such annuity on the basis of the corrected information, without changing the date of the first payment of such annuity.

          (b) Any underpayments by the Insurance Company shall be made up immediately and any overpayment shall be charged against future amounts becoming payable.

12.5 REPORTS TO THE CONTRACTHOLDER. The Insurance Company will at the end of each calendar year quarter, transmit to each Participant a written statement of account showing the total value of General Account and Separate Account interests held in each Participant's Individual Accounts under this Contract.

12.6 REPORTS FROM THE CONTRACTHOLDER. The Contractholder will furnish any information which the Insurance Company may reasonably require in order to administer this Contract. If the Contract Owner cannot furnish any required item of information, the Company may request the person concerned to furnish the information. The Insurance Company will not be liable for the fulfillment of any obligations dependent upon that information until it receives such information.

12.7 PROOF OF SURVIVAL. The payment of any annuity benefit will be subject to evidence that the annuitant is alive on the date such payment is otherwise due.

12.8 INDIVIDUAL CERTIFICATES. The Insurance Company will issue to each Participant an individual certificate which evidences that contributions are to be made on behalf of that Participant under this Contract. The Insurance Company will also issue an individual annuity certificate to each individual for whom an annuity is purchased from the Contract.

12.9 NONFORFEITURE. A Participant shall have a nonforfeitable right to his Participant's Individual Account at all times.

12.10 DUE PROOF OF DEATH. A certified copy of the death certificate, an order of a court of competent jurisdiction, a statement from a physician who attended the deceased or any other proof acceptable to the Company.

12.11 DEFERRAL OF PAYMENTS FROM GENERAL ACCOUNT. (a) The Insurance Company has the right to defer payment of a surrender of General Account values under this contract for a period not to exceed six (6) months from the date the Participant's request is received in the Home Office of the Company. If the Insurance Company defers payment as specified above, the deferred amount will be credited with interest at the rate of four percent (4%) from the date such request is deferred to the date the requested amount of the surrender is paid.

          (b) A deferral of any payment by the Insurance Company of General Account values may be made only to the extent such deferral will not cause a surrender of a Participant's Individual Account to fail to satisfy section 401(a)(9) of the Code.

12.12 PREMIUM TAXES. For any Contract subject to a Premium Tax, the Insurance Company will pay the taxes when imposed by the applicable taxing authority. The Insurance Company, in its sole discretion, will deduct the taxes from Contributions when received, from the proceeds at surrender, or from the amount applied to effect an Annuity at the time annuity payments commence.

12.13 PARTICIPATION AND BENEFICIARY RIGHTS. The rights enforceable under the Contract with respect to a Participant's Individual Account shall be exercised solely by the Participant or the Participant's designated Beneficiary. Where the Contract provides that these rights are enforceable by the Contractholder, they shall be exercised by the Contractholder solely in its capacity as the authorized representative of the Participant or the Participant's Beneficiary, and with such Participant's or Beneficiary's direction and approval.

12.14 NON-TRANSFERABILITY. Amounts held in a Participant's Individual Account are nontransferable and cannot be sold, assigned, or pledged as security, except as otherwise permitted under the Code and the terms of this Contract.

                                   SECTION 13
                      SUSPENSION AND TERMINATION PROVISIONS


13.1 SUSPENSION OF CONTRACT. This contract may be suspended by the Contractholder by written notice to the Insurance Company at its Home Office least 90 days prior to the effective date of such suspension The Contract will be suspended automatically on a Contract Year anniversary if the Contractholder fails to assent to any modifications, as described under Modification of the Contract in
          Section 12 which would have been effective on or before that contract anniversary. On suspension, contributions will be accepted by the Insurance Company on behalf of Participants covered under the Contract prior to the date of suspension, but no contributions will be accepted on behalf of new Participants. Suspension of the Contract will not affect payments to be made by the Insurance Company under an annuity which commenced prior to the date of suspension.

13.2 CHANGE TO PAID-UP CONTRACT. The Contract will be deemed paid-up within 30 days after the end of the Contract Year if the Contractholder has not remitted a contribution to the Insurance Company during the preceding twelve-month period. Effective with a change to paid-up status, no further contributions will be accepted by the Insurance Company and each Participant will be considered an inactive Participant until the commencement of annuity payments on his behalf or until the value of a Participant's Individual Account is disbursed or applied in accordance with the Termination Provisions.

13.3 An annuity effected under this contract may not be surrendered for its termination value after the commencement of annuity payments.

13.4 TIMING OF CASH DISTRIBUTIONS FROM SEPARATE ACCOUNT. When all or any part of the Separate Account value of a Participant's Individual Account is taken by the Participant in the form of a cash settlement, payment will be made within seven (7) days following the day the request is received, except as the Company may be permitted to defer payment under the Investment Company Act of 1940.

13.5 TERMINATION PROVISIONS. (a) On termination of contributions to the Contract by the Contractholder on behalf of a Participant prior to the selected Annuity Commencement Date for such Participant, the Participant shall have the following options:

               (1) To continue the Participant's Individual Account under the Contract. When the selected Annuity Commencement Date arrives, the Participant shall begin to receive payments pursuant to the selected Annuity Option under
               Section 9.2 of the Contract. Prior to the Annuity Commencement Date, the Participant may request a distribution in accordance with Section 5.2 of the Contract.

               (2) To request an immediate distribution pursuant to one of the settlement options described in Section 9 of the Contract, provided such distribution otherwise satisfies the terms of
               Section 5 of this Contract.

               (3)  To transfer an amount to another plan as provided in Section
               5.3 of the Contract.

          (b) This Contract shall be considered terminated when the last payment due a Participant or Beneficiary has been paid and not assets remain invested hereunder.

                              ANNUITY PURCHASE RATE
                                     TABLE A
                                  Fixed Annuity

         Amount Required To Purchase $1.00 of Yearly Retirement Annuity



  ANNUITANT'S    LIFE        LIFE ANNUITY WITH         50% CONTINGENT ANNUITY
     AGE*      ANNUITY      120 PAYMENTS CERTAIN    AGE OF CONTINGENT ANNUITANT
-------------------------------------------------------------------------------
                                                    55      60      65      70
                                                   -----------------------------
     55         18.97              19.18           20.35   19.96   19.65   19.41
     60         17.06              17.37           19.00   18.50   18.06   17.72
     65         14.98              15.47           17.65   17.03   16.46   15.99
     70         12.81              13.59           16.33   15.60   14.90   14.28


*Age nearest birthday on date premium is determined.

Amounts required for ages and forms of annuity not shown will be furnished by The Hartford upon request. The rates applied to purchase other forms of annuities will be the actuarial equivalent of the rates in this Annuity Purchase Rate Table A, as determined by The Hartford.

Annuity Purchase Rate Table A is based on the 1983 IAM Mortality Table, set back one year, and a net investment rate of 3% per annum.

                     VARIABLE ANNUITY PURCHASE RATE
                                TABLE B
            Amount of First Monthly Payment For Each $1000 Applied


FIRST, SECOND AND THIRD OPTIONS:



--------------------------------------------------------------------------------
                         LIFE ANNUITY   LIFE ANNUITY   LIFE ANNUITY
PAYEE'S    LIFE             WITH          WITH           WITH          UNIT
 AGE*     ANNUITY        120 PAYMENTS   180 PAYMENTS   240 PAYMENTS   REFUND
                           CERTAIN         CERTAIN      CERTAIN       ANNUITY
--------------------------------------------------------------------------------

50        4.62           4.58           4.54           4.48           4.48
55        4.98           4.92           4.85           4.75           4.77
60        5.46           5.36           5.24           5.06           5.15
65        6.14           5.94           5.70           5.38           5.64
70        7.08           6.67           6.20           5.66           6.28
--------------------------------------------------------------------------------


* Age nearest birthday on date premium applied.

Amounts required for ages and forms of annuity not shown will be furnished by The Hartford upon request. The rates applied to purchase other forms of annuities will be the actuarial equivalent of the rates in this Annuity Purchase Rate Table B, as determined by The Hartford.

Annuity Purchase Rate Table B is based on the 1983 IAM Mortality Table, set back one year, and an assumed interest rate (AIR) of 4%.

SECOND AND SUBSEQUENT ANNUITY PAYMENTS ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT AND ARE VARIABLE AND NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT.

APPLICATION FOR
INDIVIDUALLY ALLOCATED                                           [LOGO]
GROUP ANNUITY CONTRACT                                           ITT HARTFORD


Hartford Life Insurance Company
P.O. Box 2999
Hartford, CT  06104-2999



Application is hereby made for an Individually Allocated Group Annuity Contract:

1.   Applicant-Contractholder:

     ___________________________________________________________________________

     ___________________________________________________________________________
     Street or P.O. Box

     ___________________________________________________________________________
     City                               State                    Zip Code


2.   Nature of Applicant's Business:  __________________________________________

3.   Requested Effective Date of Contract: _____________________________________

4.   Special Requests:  ________________________________________________________

     ___________________________________________________________________________


IT IS UNDERSTOOD THAT ALL PAYMENTS AND VALUES PROVIDED BY THE CONTRACT WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.



Dated at: ________________________________   this____day of_______________,19___

                                             For________________________________
                                                       (Contractholder)


__________________________________________
Registered Representative (Licensed Agent)   By_________________________________

                                               _________________________________
                                                       (Title)